                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                                Amendment No. 6



                                 Geon Company
                      ----------------------------------
                               (Name of Issuer)



                          Common Stock, $.1 par value
                      ----------------------------------
                        (Title of Class of Securities)




                                   37246W105
                      ----------------------------------
                                (CUSIP Number)


                               Page 1 of 5 Pages

--------------------
CUSIP NO.
37246W105
--------------------


-------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

         Goldman, Sachs & Co.

-------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group




                                             (a)________
                                             (b)________

-------------------------------------------------------------------------------
3.       SEC Use Only


-------------------------------------------------------------------------------
4.       Citizenship or place of Organization

                 New York
--------------------------------------------------------------
Number of              5.       Sole Voting Power
Shares
Beneficially                             0
                     -----------------------------------------
Owned By               6.       Shared Voting Power
Each
Reporting                                44,200
                     -----------------------------------------
Person With            7.       Sole Dispositive Power

                                         0
                     -----------------------------------------
                       8.       Shared Dispositive Power

                                         44,200
                     -----------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

               44,200
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares


--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

               .2%
--------------------------------------------------------------------------------
12.      Type of Reporting Person


              BD-PN-IA
--------------------------------------------------------------------------------
                               Page 2 of 5 Pages

------------------
CUSIP NO.
37246W105
------------------




-------------------------------------------------------------------------------
1.       Name of Reporting Person
         S.S. or I.R.S. Identification No. of Above Person

          The Goldman Sachs Group, L.P.

-------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group



                                              (a)  ________
                                              (b)  ________



-------------------------------------------------------------------------------
3.       SEC Use Only


-------------------------------------------------------------------------------
4.       Citizenship or place of Organization

         Delaware
--------------------------------------------------------------
Number of              5.       Sole Voting Power
Shares
Beneficially                           0
                     -----------------------------------------
Owned By               6.       Shared Voting Power
Each
Reporting                              44,200
                     -----------------------------------------
Person With            7.       Sole Dispositive Power

                                       0
                     -----------------------------------------
                       8.       Shared Dispositive Power

                                       44,200
                     -----------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

               44,200
-------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares


-------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)

               .2%
-------------------------------------------------------------------------
12.      Type of Reporting Person


                HC-PN
-------------------------------------------------------------------------

                               Page 3 of 5 Pages

Item 4.   Ownership
             Not applicable. The percent of the class owned as of September 30, 1997 did not exceed five percent.


Item 5.   Ownership of Five Percent or Less of a Class.
             If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following X .
                           -

Item 10.  Certification.
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.








                               Page 4 of 5 Pages

                                   SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  October 10, 1997


                                    THE GOLDMAN SACHS GROUP, L.P.


                                    By:   /s/ Hans L. Reich
                                        -----------------------------
                                    Name:  Hans L. Reich
                                    Title:  Attorney-in-fact



                                    GOLDMAN, SACHS & CO.


                                    By:   /s/ Hans L. Reich
                                        -----------------------------
                                    Name:  Hans L. Reich
                                    Title:  Attorney-in-fact




                               Page 5 of 5 Pages